EXHIBIT 2.1

AGREEMENT

This Agreement, dated as of May 10, 2024 (this “Agreement”), is made and entered into by and among ASC Global Inc., a company incorporated in Nevada (“ASC Global”), and the shareholder of ASC Global (“ASC Global Shareholder”) listed on the Signature Page for the ASC Global Shareholder that are attached hereto, on the one hand; and Token Communities, Ltd., a Delaware corporation (“TKCM”).

R E C I T A L S

WHEREAS, the Board of Directors of TKCM has adopted resolutions approving TKCM’s acquisition of the common stock of ASC Global held by the ASC Global Shareholder (the “Acquisition”), upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, the ASC Global Shareholder owns all of the shares of common stock of ASC Global (the “ASC Global Common Stock”);

WHEREAS, upon consummation of the transactions contemplated by this Agreement, ASC Global will become a 100% wholly-owned subsidiary of TKCM; and

A G R E E M E N T

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE ACQUISITION

1.1 The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

(a) The ASC Global Shareholder will sell, convey, assign, transfer and deliver to TKCM all right title and interest to the ASC Global Common Stock held by the ASC Global Shareholder as set forth in Column II of Annex I hereto, which constitutes 100% of the issued and outstanding equity interests of ASC Global, accompanied by a properly executed and authenticated stock power or instrument of like tenor.

(b) As consideration for the acquisition of the ASC Global Common Stock, TKCM will pay to the ASC Global Shareholder Five Million Dollars in the form of a Promissory Note (the “Promissory Note”) in the form annexed hereto, in exchange for the ASC Global Shareholder’s ASC Global Common Stock.

1.2 Closing Date. The closing of the Acquisition (the “Closing”) shall take place on upon the execution date of this Agreement by all parties hereto. Such date is referred to herein as the “Closing Date.”

1.3 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the ASC Global Shareholders, ASC Global, and/or TKCM (as applicable) will take all such lawful and necessary action.

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1.4 Certain Definitions. The following capitalized terms as used in this Agreement shall have the respective definitions:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law and the regulations and rules issued pursuant to that act or any successor law.

“FINRA” means Financial Industry Regulatory Authority.

“Knowledge” means the actual knowledge of the officers, directors or advisors of the referenced party.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” means an adverse effect on either referenced party or the combined entity resulting from the consummation of the transaction contemplated by this Agreement, or on the financial condition, results of operations or business, before or after the consummation of the transaction contemplated in this Agreement, which as a whole is or would be considered material.

“Person” means any individual, corporation, partnership, joint venture, trust, business association, organization, governmental authority or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax Returns” means all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

“Tax” or “Taxes” means any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the markets or exchanges on which TKCM’s common stock is listed or quoted for trading on the date in question.

“Transaction” means the transactions contemplated by this Agreement.

“United States” means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

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1.5 Tax Consequences. It is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax-free reorganization under the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF ASC GLOBAL

ASC Global hereby represents and warrants to TKCM as of the date hereof and as of the Closing Date (unless otherwise indicated) as follows:

2.1 Organization. ASC Global has been duly incorporated, validly exists as a corporation, and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

2.2 Capitalization. The capitalization of ASC Global is as provided to TKCM, and as of Closing the capitalization of each shall not have changed. All of the issued and outstanding shares of capital stock of ASC Global, as of the date of this Agreement are and as of Closing will be, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of ASC Global capital stock. Except as set forth in the preceding sentence, no other class of capital stock or other security of ASC Global is authorized, issued, reserved for issuance or outstanding. There are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character by which ASC Global or any of the ASC Global Shareholders is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of ASC Global. There are no outstanding contractual obligations (contingent or otherwise) of ASC Global to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, ASC Global.

2.3 Subsidiaries. As of the Closing, ASC Global has no direct or indirect subsidiaries.

2.4 Certain Corporate Matters. ASC Global is duly qualified to do business as a corporation and is in good standing under the laws of Nevada, and in each other jurisdiction in which the ownership of its property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on ASC Global financial condition, results of operations or business. ASC Global has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.5 Authority Relative to this Agreement. ASC Global has the requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by ASC Global have been duly authorized by ASC Global’ Board of Directors and no other actions on the part of ASC Global are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ASC Global and constitutes a valid and binding agreement, enforceable against ASC Global in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

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2.6 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by ASC Global of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by ASC Global nor the consummation by ASC Global of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws of ASC Global, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract, agreement or other instrument or obligation to which ASC Global is a party or by which any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ASC Global, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to ASC Global taken as a whole.

2.7 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of ASC Global, threatened against or affecting ASC Global or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement, or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither ASC Global nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of ASC Global, there is not pending or contemplated, any investigation by the Securities and Exchange Commission (the “Commission”) involving ASC Global or any current or former director or officer of ASC Global.

2.8 Legal Compliance. To the best Knowledge of ASC Global, after due investigation, no claim has been filed against ASC Global alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. ASC Global holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

2.9 Contracts. ASC Global is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.10 Material Changes. Since December 31, 2023: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) ASC Global has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in ASC Global’ financial statements pursuant to GAAP, (iii) ASC Global has not altered its method of accounting, (iv) ASC Global has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) ASC Global has not has issued any equity securities to any officer, director or Affiliate.

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2.11 Labor Relations. No labor dispute exists or, to the Knowledge of ASC Global and the ASC Global Shareholders, is imminent with respect to any of the employees of ASC Global which could reasonably be expected to result in a Material Adverse Effect. None of ASC Global’ employees is a member of a union that relates to such employee’s relationship with ASC Global, and ASC Global is not a party to a collective bargaining agreement, and ASC Global believes that its relationships with its employees are good. No executive officer, to the Knowledge of ASC Global, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject ASC Global to any liability with respect to any of the foregoing matters. ASC Global is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.12 Title to Assets. ASC Global has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by them that is material to the business of ASC Global, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by ASC Global and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by ASC Global are held by them under valid, subsisting and enforceable leases with which ASC Global are in compliance.

2.13 Employee Benefits. ASC Global has no plans which are subject to ERISA.

2.14 Disclosure. The representations and warranties and statements of fact made by ASC Global in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE ASC GLOBAL SHAREHOLDER

The ASC Global Shareholder hereby represents and warrants to TKCM as follows:

3.1 Ownership of the ASC Global Common Stock. ASC Global Shareholder owns, beneficially and of record, good and marketable title to the ASC Global Common Stock, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or voting agreements. At the Closing, the ASC Global Shareholder will convey to TKCM good and marketable title to the ASC Global Common Stock, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2 Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the ASC Global Shareholder and constitutes a valid and binding agreement of such person, enforceable against such person in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3 Status. The ASC Global Shareholder is a sophisticated investor and has such knowledge and experience in evaluating the business of TKCM and the risks involved in this transaction.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TKCM

TKCM hereby represents and warrants to ASC Global and the ASC Global Shareholders as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

4.1 Organization and Qualification. TKCM is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. TKCM is not, to its Knowledge, in violation nor default of any of the provisions of its articles of incorporation, bylaws or other organizational or charter documents (collectively the “Charter Documents”). TKCM is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

4.2 Authorization; Enforcement. TKCM has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by TKCM and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of TKCM and no further action is required by TKCM, the Board of Directors or TKCM’s stockholders in connection therewith other than in connection with the Required Approvals, as defined in Section 4.4. This Agreement has been (or upon delivery will have been) duly executed by TKCM and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of TKCM enforceable against TKCM in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.3 No Conflicts. The execution, delivery and performance by TKCM of this Agreement and the consummation by TKCM of the other transactions to which it is a party and as contemplated hereby do not and will not: (i) conflict with or violate any provision of TKCM’ certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of TKCM, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a TKCM debt or otherwise) or other understanding to which TKCM is a party or by which any property or asset of TKCM is bound or affected, or (iii) subject to the Required Approvals, as defined by Section 4.4, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which TKCM is subject (including federal and state securities laws and regulations), or by which any property or asset of TKCM is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

4.4 Filings, Consents and Approvals. TKCM is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by TKCM of this Agreement, other than such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

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4.5 Capitalization. The capitalization of TKCM is as previously provided to ASC Global and will remain as of the Closing Date. TKCM has not issued any capital stock since its most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of TKCM are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to TKCM’s capital stock to which TKCM is a party or, to the Knowledge of TKCM, between or among any of TKCM’s stockholders. “Common Stock Equivalents” means any securities of TKCM which would entitle the holder thereof to acquire at any time TKCM common stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive TKCM common stock.

4.6 Reports; Financial Statements. TKCM has filed certain reports, schedules, forms, statements and other documents with the Commission (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Reports”). As disclosed in its filings with the Commission, the financial statements of TKCM included in the Reports are in the process of being restated, ASC Global and the ASC Shareholder are aware of the risks entailed with such restatement. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of TKCM as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments (subject to the aforementioned restatement).

4.7 Material Changes. Since the date of the latest financial statements included within the Reports, except as specifically disclosed in a subsequent Report filed prior to the date hereof or in connection herewith: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) TKCM has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in TKCM financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) TKCM has not altered its method of accounting, (iv) TKCM has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) TKCM has not issued any equity securities to any officer, director or Affiliate. The foregoing is subject to the effects, if any, the aforementioned restatement may have on such financial statements.

4.8 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of TKCM, threatened against or affecting TKCM or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”). Neither TKCM nor any current director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of TKCM, there is not pending or contemplated, any investigation by the Commission involving TKCM or any current director or officer of TKCM. The Commission nor any other regulatory body has not issued any stop order or other order suspending the effectiveness of any registration statement filed by TKCM under the Securities Act.

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4.9 Labor Relations. No labor dispute exists or, to the Knowledge of TKCM, is imminent with respect to any of the employees of TKCM which could reasonably be expected to result in a Material Adverse Effect. None of TKCM’s employees is a member of a union that relates to such employee’s relationship with TKCM, and TKCM is not a party to a collective bargaining agreement, and TKCM believes that its relationships with their employees are good. No executive officer, to the Knowledge of TKCM, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other Contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject TKCM to any liability with respect to any of the foregoing matters. TKCM is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10 Compliance. To its Knowledge, TKCM: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by TKCM under), nor has TKCM received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.11 Listing. TKCM’s common stock is currently quoted on the OTC Pink Market and TKCM is in good standing with OTC Markets and has not received any notifications regarding its quotation of its common stock or otherwise.

4.12 Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, TKCM has filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and TKCM has no knowledge of a tax deficiency which has been asserted or threatened against TKCM.

4.13 No Disagreements with Accountants and Lawyers. To the Knowledge of TKCM, there are no disagreements of any kind, including but not limited to any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by TKCM to arise, between TKCM and the accountants and lawyers formerly or presently employed by TKCM which could affect TKCM’ ability to perform any of its obligations under this Agreement, and TKCM is current with respect to any fees owed to its accountants and lawyers.

4.14 Employee Benefits. TKCM has not had any plans which are subject to ERISA.

4.15 No Undisclosed Liabilities. Except as otherwise disclosed in TKCM’s Financial Statements or incurred in the ordinary course of business after the fiscal year ended December 31, 2023, and quarterly reports since such date, TKCM has no other undisclosed liabilities whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. TKCM represents that at the date of Closing, TKCM shall have no liabilities or obligations whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

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4.16 Disclosure. The representations and warranties and statements of fact made by TKCM in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

SURVIVAL OF REPRESENTATIONS

5.1 Survival of Representations and Warranties. Notwithstanding provision in this Agreement to the contrary, the representations and warranties given or made by TKCM, the ASC Global Shareholder and ASC Global under this Agreement shall survive the date hereof for a period of twenty four (24) months from and after the Closing Date (the last day of such period is herein referred to as the “Expiration Date”), except that any written claim for breach thereof made and delivered prior to the Expiration Date to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the party making such claim; provided, however, that any representations and warranties that were fraudulently made shall not expire on the Expiration Date and shall survive indefinitely, and claims with respect to fraud by TKCM, the ASC Global Shareholder, or ASC Global may be made at any time.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1 Corporate Examinations and Investigations. Each party, through its employees and representatives, has made such investigations and examinations of the books, records and financial condition of ASC Global and TKCM as each party may request.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of ASC Global and the ASC Global Shareholders. The obligations of ASC Global and the ASC Global Shareholders under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. At the Closing, TKCM shall have delivered or caused to be delivered to ASC Global and the ASC Global Shareholder the following:

(i) this Agreement and the Promissory Note duly executed by TKCM;

(ii) resolutions duly adopted by the Board of Directors of TKCM approving the following events or actions, as applicable:

a. the execution, delivery and performance of this Agreement;

b. the Promissory Note; and

(iii) such other documents as ASC Global and/or the ASC Global Shareholder may reasonably request in connection with the transactions contemplated hereby.

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(b) Representations and Warranties to be True. The representations and warranties of TKCM contained herein shall be true in all material respects at the Closing with the same effect as though made at such time. TKCM shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) No Adverse Effect. The business and operations of TKCM will not have suffered any Material Adverse Effect.

7.2 Conditions to Obligations of TKCM. The obligations of TKCM under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. On the Closing Date, ASC Global and/or the ASC Global Shareholder shall have delivered to TKCM the following:

(i) this Agreement duly executed by ASC Global and the ASC Global Shareholder;

(ii) resolutions duly adopted by the Board of Directors of ASC Global authorizing and approving the execution, delivery and performance of this Agreement; and

(iii) such other documents as TKCM may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties True and Correct. The representations and warranties of ASC Global and the ASC Global Shareholder herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. ASC Global and the ASC Global Shareholder shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) No Adverse Effect. The business and operations of ASC Global will not have suffered any Material Adverse Effect.

ARTICLE 8

GENERAL PROVISIONS

8.1 Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth on the signature pages hereof (or at such other address for a party as shall be specified by like notice) Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (local time of the recipient) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (local time of the recipient) on any business day, (c) on the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.

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8.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

8.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

8.4 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

8.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own, and has obtained its own, separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

8.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of California. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of the Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

8.7 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

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8.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by ASC Global, TKCM, and the ASC Shareholder.

8.9 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

8.10 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TKCM:TOKEN COMMUNITIES, LTD.

By:	/s/ David Chen
Chief Executive Officer

Address for Notices:

Address:

Tel:

ASC GLOBAL:ASC GLOBAL INC.

By:	/s/ David Chen
Name:	David Chen
Title:	CEO

Address for Notices:

ASC GLOBAL INC.

Address:

Tel:
Fax:

ASC GLOBAL SHAREHOLDER:

By:	/s/ David Chen
Name:	David Chen

Address for Notices:

Address:

Tel:
Fax:

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ANNEX I

(I) Name of ASC Global Shareholder	(II) Number of Shares of Common Stock of ASC Global
David Chen	1,000,000

Total	1,000,000

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PROMISSORY NOTE

$5,000,000	Date of Issuance: May 10, 2024

Token Communities, Ltd. (the “Borrower”), for value received hereby promises to pay to David Chen or his assigns (the “Holder”), the principal sum of Five Million Dollars ($5,000,000), or such lesser amount as shall equal the then outstanding principal amount hereof, inclusive of accrued and unpaid interest on such outstanding principal amount at the rate of four percent (4%) per annum, as set forth below, on May 10, 2027 (“Maturity”).  Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder, or, if requested in writing by the Holder, by wire transfer in accordance with the Holder’s instructions.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1. Payment of Principal and Interest.

(a) Payment in Full on Maturity. Unless this Note sooner becomes due and payable under Section 2 hereof, all outstanding principal of and accrued but unpaid interest on this Note shall be paid in full on Maturity.

(b) Interest. Four percent (4%) per annum interest shall accrue on the outstanding principal amount of this Note commencing as of May 10, 2024.

2. Events of Default. If one or more of the following events (each an “Event of Default”) shall occur:

(a) Borrower shall fail to pay in full any principal or other amounts due to Holder under this Note upon Maturity;

(b) Borrower shall default in the performance of or compliance with any covenant, agreement or other obligation of Borrower contained in this Note that is not remedied, waived or cured within 15 business days following such default in performance or noncompliance;

(c) any representation or warranty of the Borrower contained herein shall prove to have been false or incorrect in any material respect as of the date of this Note;

(d) Borrower shall have an uncured default for more than 30 days (as principal, guarantor or other surety) in the payment of any principal of, premium (if any) or interest on any indebtedness for borrowed money to any other party, or shall default in the performance of or compliance with any other obligation contained in the documentation evidencing or securing any such other indebtedness, and in connection with such default such indebtedness becomes due and payable prior to the date it would otherwise become due and payable, or the Borrower shall fail to pay such indebtedness at its stated maturity;

(e) other than on terms approved beforehand by the Holder, the Borrower shall institute proceedings to be adjudicated as bankrupt or insolvent, or shall consent to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under Title XI of the United States Code, or any other applicable federal or state law, or shall consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Borrower, or of any substantial part of its property, or shall make an assignment for the benefit of creditors, or shall take corporate action in furtherance of any such action;

(f) within 30 days after the commencement of an action against the Borrower (and service of process in connection therewith on the Borrower) seeking any bankruptcy, reorganization, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such action shall not have been resolved in favor of the Borrower or all orders or proceedings thereunder affecting the operations or the business of the Borrower stayed, or the stay of any such order or proceeding shall thereafter be set aside, or within 30 days after the appointment without the consent or acquiescence of the Borrower of any trustee, receiver or liquidator of the Borrower, such appointment shall not have been vacated;

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(g) entry of a final judgment in excess of $500,000 (excluding insured portions) against the Borrower or for which the Borrower is otherwise responsible that is not stayed, bonded or discharged within 30 days; or

(h) any plan of liquidation or dissolution or winding up is adopted by the Borrower’s board of directors or stockholders or the Borrower is involuntarily dissolved or otherwise wound up;

then, upon the occurrence of any Event of Default described in paragraph (a), (d), (e), (f), or (h) above, all outstanding principal of this Note and all accrued but unpaid interest thereon shall be accelerated automatically, without any further action by any party, and shall become immediately due and payable notwithstanding any other provision of this Note, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower; and upon the occurrence of any other Event of Default described in the other paragraphs above, the Holder may, at the Holder’s option exercisable at any time thereafter, by notice to the Borrower in writing, accelerate this Note and declare the entire outstanding principal balance of this Note and all accrued but unpaid interest thereon immediately due and payable, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower. The Holder may enforce its rights under this Note and otherwise at law or in equity or both, all remedies available to the Holder under this Note or otherwise shall be cumulative, and no course of dealing between the Borrower and the Holder or any delay or omission in exercising any power or right shall operate as a waiver thereof. The Borrower shall notify the Holder immediately in writing of the occurrence of any Event of Default, which notification shall include a summary of the material facts relating to such Event of Default and shall specify the date on which such Event of Default occurred.

3. Assignment. The rights and obligations of the Borrower and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

4. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Borrower and the Holder. Any amendment, waiver, modification or consent entered into pursuant to this Section shall be effective only in the specific instance and for the specific purpose for which it was given.

5. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex if sent during normal business hours of the recipient (or if not, on the next business day of the recipient); three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or otherwise upon delivery by hand or by messenger or one day after deposit with a nationally recognized courier service, addressed (a) if to the Holder, ASC Global Inc. at 4710 Mainsail Drive, Bradenton Florida 34208, or to such other address as the Holder shall have furnished to the Borrower in writing, or (b) if to the Borrower, Token Communities, Ltd., 850 Tidewater Shores Loop, Suite 402, Bradenton Florida 34208, Attention:, President, or to such other addresses as the Borrower shall have furnished to the Holder.

6. Governing Law. The Agreement shall be governed by, and construed under, the laws of the State of Florida.

7. Collection Costs. The Borrower shall pay on demand all reasonable costs and expenses, including without limitation reasonable fees and expenses of counsel, incurred by the Holder in connection with enforcement of his rights under this Note.

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8. Lost, Stolen or Mutilated Note. If this Note is lost, stolen, mutilated or destroyed, the Borrower will, on such reasonable terms with respect to indemnity or otherwise as it may in its discretion impose, issue a new note of like denomination, tenor, and date as this Note. Any such new note shall constitute an original contractual obligation of the Borrower, and the lost, stolen, mutilated or destroyed, as applicable, Note shall be null and void.

9. Counterparts. This Note may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

10. Miscellaneous. If any paragraph, provision or clause of this Note shall be found or be held to be illegal, invalid or unenforceable, the remainder of this Note shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision that most nearly effects the parties' intent in entering into this Note. The Borrower hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.

This Note has been executed and delivered as of the date first above written.

BORROWER: Token Communities, Ltd.

By:	/s/ David Chen
David Chen, President

By:	/s/ Xiangru Lin
Xiangru Lin, Director

HOLDER:

/s/ David Chen
David Chen

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